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                                                                      EXHIBIT 11

                      SENSORMATIC ELECTRONICS CORPORATION
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                 (IN MILLIONS)


                                                            Three Months ended                      Six Months ended
                                                                December 31,                          December 31,
                                                          ----------------------                ------------------------
                                                           1995            1994                   1995            1994
                                                          ------          ------                --------        --------
 Net income (loss)                                        $(65)             $25                   $(48)            $45

 Common shares:

    Weighted average shares
       outstanding during the period                        74               69                     73              69

    Potential dilutive exercise
       of stock options
       and warrants                                          -                2                      1               1
                                                          ----              ---                   ----             ---

    Shares included in computation
       of earnings (loss) per share                         74               71                     74              70
                                                          ====              ===                   ====             ===
